EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Further Information Contact:
Lionel Gosselin - (888) 272-7335
Jim Chapin - (530) 477-5961


             BRUSH CREEK ANNOUNCES REVERSE SPLIT
          COMPANY MOVES TO MAINTAIN NASDAQ LISTING

GRASS VALLEY, CA (May 6, 1998) - Brush Creek Mining and Development Co., Inc. (NASDAQ: BCMD) (the Company) today announced that its Board of Directors had approved a one for ten reverse stock split of its outstanding shares of common stock. The reverse stock split will be effective with the close of business on May 7, 1998 and the shares will begin trading on a post-split basis effective on May 8, 1998.

James S. Chapin, CEO and Chairman of the Board stated, "After careful consideration of the alternatives, the Board decided that it is in the best interest of shareholders to maintain the Company's NASDAQ listing. Among the many reasons the listing is so critical is that far more brokers and other investment professionals are able to invest in a NASDAQ listed Company than one listed on the Bulletin Board." New rules adopted by NASDAQ require companies to maintain a minimum bid price of $1 per share.

Chapin added, "In addition to preserving our listing, the stock's higher price will enable a wider range of brokers, who are prohibited from purchasing low price stocks, to consider investing. It will also bring us closer to our goal of having a marginable security and qualifying for NASDAQ's NMS listing."

Brush Creek controls nine historic mines in the Alleghany-Downieville gold district of Northern California, which produced more than 12 million ounces of placer and 2 million ounces of hard rock gold. It also controls more than 4000 acres of potentially diamondiferous ground near La Porte, California.